Exhibit 5.1

May 23, 2025

Camden National Corporation,
2 Elm Street,
Camden, Maine 04843
Ladies and Gentlemen:
This opinion is being rendered in my capacity as Senior Vice President, General Counsel and Corporate Secretary of Camden National Corporation, a Maine corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of 1,060,000 shares (the “Shares” of common stock, no par value per share (“Common Stock”), of the Company, pursuant to the Camden National Corporation 2022 Equity and Incentive Plan, as amended (the “Plan”).
In my capacity as general counsel of the Company, I (or counsel acting under my supervision) have examined (1) the Registration Statement; (2) the Company’s Articles of Incorporation; (3) the Company’s Amended and Restated By-Laws; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters; and (6) such other corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. In this examination, I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me (or counsel acting under my supervision) as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such copies, assumptions which I have not independently verified.
Upon the basis of such examination, it is my opinion that, when the Registration Statement has become effective under the Act, and the issuance of the Shares has been duly and validly approved by the Board of Directors of the Company and such Shares have been delivered in accordance with the Plan, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Shares will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Maine, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the proxy statement/prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Brandon Y. Boey